Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT
(2018 Time-Based Award)

This Agreement (“Agreement”) is made this <Grant Date> (“Grant Date”) by and between <Participant Name> (“Participant”) and The Progressive Corporation (the “Company”).

1.    Definitions. Unless otherwise defined or expressly given a different meaning in this
Agreement, each capitalized term in this Agreement shall have the meaning given to it in The Progressive Corporation 2015 Equity Incentive Plan (the “Plan”).

2.    Award of Restricted Stock Units. The Company grants to Participant an award (the
“Award”) consisting of <# of Units> restricted stock units (the “Restricted Stock Units” or “Units”), pursuant to, and subject to, the terms of the Plan.

3.    Condition to Participant’s Rights under this Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or any Restricted Stock
Units, unless and until Participant has fully executed this Agreement and delivered it to the Company. In the Company’s sole discretion, such execution and delivery may be accomplished through electronic means.

4.    Restrictions; Vesting.

(a)
Subject to the terms and conditions of the Plan and this Agreement, including the provisions of Paragraph 8 below, Participant’s rights in and to the Units shall vest, if at all, according to the following schedule (with such modifications as may be necessary or appropriate, in the Company’s sole discretion, to eliminate fractional Units from the following vesting schedule):

i.    One-third of the Units shall vest on January 1, 2021;

ii.    One-third of the Units shall vest on January 1, 2022; and

iii.    One-third of the Units shall vest on January 1, 2023.

The Restricted Stock Units awarded under this Agreement shall vest in accordance with the schedule set forth above unless, prior to the vesting date set forth above, the Award and the applicable Units are forfeited or have become subject to accelerated vesting under the terms and conditions of the Plan or this Agreement.

(b)	Notwithstanding Paragraph 4(a) above:

i.
If Participant’s Qualified Retirement Eligibility Date (within the meaning of Paragraph 4(b)(vi) below) occurred prior to the Grant Date, then fifty percent (50%) of each Award Installment shall vest on the Specified Date (defined below) and the remaining fifty percent (50%) of each Award Installment shall remain unvested and subject to the terms of this Agreement;

ii.	If Participant’s Qualified Retirement Eligibility Date occurs after the Grant Date but prior to the Specified Date:

A.
If Participant’s employment terminates as a result of a Qualified Retirement (within the meaning of Section 4(b)(v) below) prior to the Specified Date, then on Participant’s Qualified Retirement Date (within the meaning of Section 4(b)(vii) below), fifty (50%) of each Award Installment shall vest and the remaining fifty percent (50%) of each Award Installment shall terminate automatically;

B.	If Participant’s employment terminates for any reason other than a Qualified Retirement prior to the Specified Date, the provisions of Section 8 below shall apply to such termination; or

C.
If Participant’s employment does not terminate prior to the Specified Date, then fifty percent (50%) of each Award Installment shall vest on the Specified Date and the remaining fifty percent (50%) of each Award Installment shall remain unvested and subject to the terms of this Agreement; and

iii.
If Participant’s Qualified Retirement Eligibility Date occurs on or after the Specified Date but prior to any vesting date specified in Paragraph 4(a) above, then fifty percent (50%) of each unvested Award Installment shall vest on the Participant’s Qualified Retirement Eligibility Date and the remaining fifty percent (50%) of each unvested Award Installment shall remain unvested and subject to the terms of this Agreement.

iv.
For purposes of this Paragraph 4(b), Specified Date shall mean: May 1, 2018 if the Grant Date is in March 2018; August 1, 2018 if the Grant Date is in July 2018; November 1, 2018 if the Grant Date is in October 2018; and February 1, 2019 if the Grant Date is in January 2019; and on the first day of the month that immediately follows the Grant Date if the Grant Date is at any other time; provided, however, in each case, that if no sale of Stock occurs on the New York Stock Exchange (the “NYSE”) on such date, then the next succeeding day on which the Stock is traded on the NYSE shall be the Specified Date.

v.
For purposes of this Paragraph 4(b), “Qualified Retirement” shall mean any termination of a Participant’s employment with the Company or its Subsidiaries or Affiliates for any reason (including death, but excluding an involuntary termination for Cause) that (a) qualifies as a “separation from service” within the meaning of Section 409A, and (b) occurs on or after the first day of the calendar month in which either of the following conditions are scheduled to be satisfied:

(A)	the Participant is 55 years of age or older and has completed at least fifteen (15) years of service as an employee of the Company or one or more of its Subsidiaries or Affiliates; or

(B)	the Participant is 60 years of age or older and has completed at least ten (10) years of service as an employee of the Company or one or more of its Subsidiaries or Affiliates;

provided, however, that if Participant provided any service as an employee to any entity (or one or more of its subsidiaries or affiliates) that became a Subsidiary or Affiliate of the Company as a result of the Company’s acquisition, directly or indirectly, of the assets of such entity (and/or one or more of its subsidiaries or affiliates) or all or a controlling interest in such entity’s capital stock or other equity interests (such entity being the “Acquired Entity”), then Participant’s service as an employee of the Acquired Entity (or one or more subsidiaries or affiliates of the Acquired Entity) prior to the date of such acquisition by the Company shall not be treated as “service as an employee of the Company or one or more of its Subsidiaries or Affiliates” for purposes of this Paragraph 4(b)(v).

vi.
For purposes of this Paragraph 4(b), “Qualified Retirement Eligibility Date” shall mean the first day of the earliest calendar month in which the Participant is scheduled to satisfy either of the age and years-of-service requirements for a Qualified Retirement as defined in Paragraph 4(b)(v) of this Agreement.

vii.
For purposes of this Paragraph 4(b), “Qualified Retirement Date” means the date as of which Participant’s employment with the Company or its Subsidiaries or Affiliates terminates pursuant to a Qualified Retirement as defined in Paragraph 4(b)(v) of this Agreement.

5.    Dividend Equivalents. Subject to this Paragraph 5, with respect to dividends for which a record date occurs during the Restriction Period applicable to any Units, Participant shall be credited with a Dividend Equivalent with respect to each outstanding Restricted Stock Unit, and with respect to any
Dividend Equivalent Unit (defined below) resulting from prior reinvestments of Dividend Equivalents as provided in this Paragraph. All Dividend Equivalents so credited will be deemed to be reinvested in
Restricted Stock Units on the date that the applicable dividend or distribution is made to the Company’s shareholders, in the number of Dividend Equivalent Units determined by dividing the aggregate value of the Dividend Equivalents by the Fair Market Value of the Stock on such date (rounded to the nearest thousandth of a whole Unit or as otherwise reasonably determined by the Company); provided, however, that if Dividend Equivalents cannot be reinvested in Units due to the operation of Section 3(a) of the Plan, such Dividend Equivalents will be credited to Participant as a cash value, which cash value shall be held by the Company (without interest) subject to this Agreement. Any Units resulting from the deemed reinvestment of dividends in accordance with this Paragraph 5 are referred to herein as “Dividend
Equivalent Units.” Dividend Equivalents shall be subject to the same terms and conditions, and shall vest or be forfeited (as applicable) at the same time, as the Restricted Stock Units to which they relate;
provided, however, that if the Restriction Period for any Restricted Stock Unit ends after the record date for, but before the payment date of, a dividend, then any Dividend Equivalents related to such dividend and to Units for which the Restriction Period is ending will be paid in cash or in Stock, in the sole discretion of the Company, as soon as practicable following the payment date for such dividend.

6.    Units Non-Transferable. No Restricted Stock Units (and no Dividend Equivalents) shall be transferable by Participant other than by will or by the laws of descent and distribution. In the event all or any portion of the Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against the Award any expenses (including attorneys’ fees) incurred by the Company, or any of its

Subsidiaries or Affiliates, in connection with such attempted transfer or assignment.

7.    Executive Deferred Compensation Plan. If Participant is eligible, and has made the appropriate election, to defer the Award into The Progressive Corporation Executive Deferred Compensation Plan (the “Deferral Plan”), and the Award is eligible for deferral under the Deferral Plan, then at the time of vesting, the Restricted Stock Units that would otherwise vest under this Agreement (but not any Dividend Equivalents, which shall be delivered to Participant in accordance with Paragraph 9), instead of being delivered to Participant shall be credited to Participant’s account under the Deferral Plan, subject to and in accordance with the terms and conditions of the Deferral Plan and any related deferral agreement.

8.    Termination of Employment. Except as otherwise provided in the Plan, including Section 11 (Change in Control Provisions) and Section 14(d) thereof, or in this Paragraph 8, if Participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason, the Award and all Restricted Stock Units (and any related Dividend Equivalents) held by Participant that are unvested or subject to restriction at the time of such termination shall be forfeited automatically immediately after such termination. Notwithstanding the foregoing, in the event that Participant’s employment terminates as a result of Participant’s death prior to the Participant’s Qualified Retirement Eligibility Date, then the Restricted Stock Units (and any related Dividend Equivalents) will vest to the extent that the Award would have vested if Participant had remained employed for one year following the date of death, and the balance of the Award, if any, shall be forfeited. The Company will process any vesting pursuant to the terms of the immediately preceding sentence within 30 days following its receipt of notice of Participant’s death. If the provisions of Paragraph 4(b)(i) of this Agreement are applicable to Participant and this Award and Participant’s employment terminates prior to the Specified Date as a result of Participant’s Qualified Retirement, then the provisions of this Paragraph 8 shall not apply to Units (and any related Dividend Equivalents) that are scheduled to vest on the Specified Date; however, all other Units (and related Dividend Equivalents) will be forfeited automatically, as of Participant’s Qualified Retirement Date, in accordance with this Paragraph 8.

9.    Delivery at Vesting. Subject to the provisions of the Plan and this Agreement, upon vesting of all or part of the Award, the Company shall deliver to Participant one share of Stock in exchange for each such vested Restricted Stock Unit and for each Dividend Equivalent Unit related thereto and cash in the amount of any other related Dividend Equivalents, and the applicable Restricted Stock Units (and any related Dividend Equivalents) shall be cancelled. Unless determined otherwise by the Company at any time prior to the applicable delivery, each fractional Restricted Stock Unit (and related Dividend Equivalent Unit) shall vest and be settled in an equal fraction of a share of Stock. Notwithstanding the foregoing, as to any Participant who is a “specified employee” as defined in Section 409A of the Code, any delivery of Common Shares will be delayed for six (6) months plus one (1) day after the vesting date if, and to the extent, that such delay is required by Section 409A.

10.    Disqualifying Activity. Notwithstanding any other provision of this Agreement, if the Committee determines that Participant is engaging in, or has engaged in, a Disqualifying Activity, the provisions of Section 10(b) of the Plan will apply.

11.    Taxes. No later than the date as of which an amount relating to any Award Installment first becomes taxable, Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Taxes and other items of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan and this Agreement shall be conditioned on such payment or arrangements and the Company and its Subsidiaries and Affiliates, to the extent permitted by law, shall have the right to deduct any such Taxes from any payment of any kind otherwise due to Participant. At vesting of any Award Installment, Restricted Stock Units and any related Dividend Equivalent Units vesting on such vesting date will be valued at the Fair Market Value of the Company’s Stock on such date.

Unless otherwise determined by the Committee, Participant must satisfy the minimum statutory tax withholding obligations resulting from the vesting of Restricted Stock Units and related Dividend Equivalents (“Minimum Withholding Obligations”) either (a) by surrendering to the Company Restricted Stock Units that are then vesting (or shares of Stock issuable upon vesting) with a value sufficient to satisfy the Minimum Withholding Obligations, or (b) by paying to the Company the appropriate amount in cash or, if acceptable to the Company, by check or other instrument. Unless Participant advises the Company of his or her election to use an alternative payment method, Participant shall be deemed to have elected to surrender to the Company Restricted Stock Units that are then vesting (or shares of Stock issuable upon vesting) with a value sufficient to satisfy the Minimum Withholding Obligations.

Under no circumstances will Participant be entitled to satisfy any Minimum Withholding Obligations by surrendering Restricted Stock Units that are not then vesting or any Restricted Stock Units that Participant has elected to defer under Paragraph 7 above. Any request by Participant to satisfy Minimum Withholding Obligations by surrendering shares of Stock owned by Participant prior to the date of such satisfaction must be specifically approved in advance by the Committee. All payments and surrenders of Units or shares of Stock and any requests for approval of alternative payment arrangements must be made by Participant in accordance with such procedures as may be adopted by the Company in connection therewith, and subject to such rules as have been or may be adopted by the Committee.

12.    Non-Solicitation. In consideration of the Award made to Participant under this Agreement, starting on the Grant Date and ending on the date that is exactly twelve (12) months after Participant's “Separation Date” (defined below), Participant shall not directly or indirectly recruit or solicit for hire, or hire, or assist in any manner in the recruitment, solicitation for hire or hiring, of any employee or officer of the Company or any of its Subsidiaries or Affiliates in each case involving employment by any individual, business or entity other than the Company or one of its Subsidiaries or Affiliates, or in any way induce any such employee or officer to terminate his or her employment with the Company or any of its Subsidiaries or Affiliates. For purposes of this Paragraph, "Separation Date" means the date on which Participant's employment with the Company or one of its Subsidiaries or Affiliates terminates for any reason. A violation of this Paragraph 12 by Participant shall constitute a “material violation” of an “agreement between the Participant and the Company” within the meaning of clause (iii) of the definition of Disqualifying Activity. The provisions of this Paragraph 12 shall be in addition to, and shall not supersede or replace, the provisions of any employment or other agreement between Participant and the Company or any of its Subsidiaries or Affiliates that contains similar or additional restrictions on Participant.

13.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to this Award, and, except as provided in Paragraph 12, supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the Award, provided that the Agreement shall be at all times subject to the Plan.

14.    Amendment. The Committee may amend the terms of this Award to the fullest extent permitted by Section 12 of the Plan.

15.     Acknowledgments. Participant: (i) acknowledges receiving a copy of the Plan
Description relating to the Plan, and represents that he or she is familiar with all of the material provisions of the Plan, as set forth in such Plan Description; (ii) accepts this Agreement and the Award subject to all provisions of the Plan and this Agreement; and (iii) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Award.

Participant evidences his or her agreement with the terms and conditions of this Agreement, and his or her intention to be bound by this Agreement, by electronically accepting the Award pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

THE PROGRESSIVE CORPORATION

By: /s/     Daniel P. Mascaro
Vice President & Secretary